Exhibit 99.1

Media Startup theMaven Network Inc. Completes Private Placement Raising $3.7 million

April 10, 2017 5:00 PM Eastern Standard Time

SEATTLE—(BUSINESS WIRE)—theMaven Network Inc. (OTCQB: MVEN) announced that on April 4, 2017 the Seattle-based digital media startup completed a private placement of its common stock, selling 3,765,000 shares at $1.00 per share, for total gross proceeds of $3,765,000. The shares are restricted and may be registered at a later date. Net proceeds after issuance costs were approximately $3.5MM.

James Heckman, theMaven’s CEO stated, “This capital raise positions us solidly for the launch of our digital media platform and to expected revenue generation later this year. We are gratified to see the quality and sophistication of our new investors and their interest in assisting in the long term development of the company.”

About theMaven:

TheMaven is an expert-driven, group media network. The closed-network platform provides value to hand-picked, professional, independent publishers by providing broader distribution, greater engagement for their content with innovative community tools, improved monetization through efficient advertising partnerships and membership programs, and tools to better manage audience and growth.

For more information, visit themaven.net (OTCQB: MVEN).

About MDB Capital Group:

MDB Capital Group develops technology companies that possess meaningful technology that has the potential to impact large commercial markets and benefit humanity. MDB maximizes the value of these technology companies by helping position them to be the dominant leader in their domain and connecting them with a base of high-quality investors.

For more information, visit www.mdb.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered to be “forward-looking statements.” Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include: our ability to launch our group media network; our ability to expand the number of media channel partners; obtaining sufficient user traffic; managing our growth and our ability to address the risks that a new enterprise may encounter from time to time; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash use and raise additional funds when necessary; our ability to address regulatory and market developments that affect our operations and generating usage; and competition. These and additional risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These documents may be read free of charge on the SEC's web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Information contained on our website is not considered to be a part of, nor incorporated by reference into, this press release or any filing made by the Company with the Securities and Exchange Commission.

PRESS CONTACT For theMaven, Inc. - Gretchen Bakamis, 206-715-6660

theMaven, Inc. | 2125 Western Avenue, Suite 502, Seattle, WA 98121 | Copyright 2016-2017